UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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National Instruments Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Fellow Stockholders:

You are cordially invited to attend our Company’s annual meeting on Tuesday, May 11, 2004, at 9:00 a.m. local time at our Corporate Headquarters, Building C, 11500 N. Mopac Blvd., Austin, Texas 78759.

There is a proposal on the agenda that I would like to highlight.

Proposal on Employee Compensation

National Instruments has had a stock option plan in effect since 1994. That plan is currently due to expire in May of this year. The Board believes that offering a broad-based equity compensation program is important to attract, retain and motivate people whose skills and performance are critical to the Company’s success. We believe that employees with a stake in the future success of our business become more highly motivated to achieve our long-term business goals and increase stockholder value. We believe our 1994 Incentive Plan (“Incentive Plan”) has well served the interests of our stockholders, the Company and our employees. The purpose of Proposal Two is to extend and amend our Incentive Plan for one year and to authorize sufficient additional shares to allow the Company to continue to provide new hires, employees and management with stock options for the next one year.

In considering Proposal Two, we ask you to consider that our Board of Directors recently amended the Incentive Plan to remove the Company’s ability to implement an option exchange program (whereby outstanding stock options may be exchanged for options with lower exercise prices), remove the Company’s ability to amend an outstanding option grant to reduce the exercise price, and eliminate the Company’s ability to grant stock options with an exercise price lower than the fair market value of our common stock on the date of the grant. I would like to point out that while these possibilities were present in our original plan, they were never utilized. The Plan has now been amended to entirely remove these possibilities.

We are proud of our prudent use of the Incentive Plan to balance stockholder concerns with motivation of our employees to achieve the Company’s business goals and create long-term stockholder value. Our philosophy on employee compensation is to provide employees with equity participation linked to the Company’s growth rate, being sensitive to the dilutive impact of this compensation on other stockholders. In connection with this philosophy, the number of options issued each year by the Company has been directly associated to our revenue growth rate of the prior year. The following table shows the relationship between all options issued and revenue performance over the past four years.

	2000	2001	2002	2003
Revenue Growth (prior year)	20.2%	24.4%	-6.1%	1.4%
Stock Options issued in plan year	2,176,593	2,261,997	476,850	675,949
% of Outstanding Shares	2.9%	3.0%	0.6%	0.9%
Outstanding Shares	74,498,000	76,365,000	76,828,500	77,437,500

The 750,000 shares that we propose to add to the Incentive Plan represent 0.95%, or slightly less than 1%, of our total shares outstanding as of March 15, 2004. We award stock options on merit broadly throughout the Company. Approximately 96% of all regular, full-time exempt employees currently have stock options. Furthermore, stock options are a significant component of our long-term employee compensation, because we do not sponsor a defined-benefit pension plan and we do not include Company stock in our 401(k) plan.

Based on the 4-week moving average as of March 18, 2004, our Company’s stock price has increased at a compound annual growth rate of approximately 31% versus approximately 12% for the Nasdaq Composite Index and approximately 11% for the Russell 2000 Index since the Company’s stock became publicly traded in 1995. From the end of 1998 through year-end 2003 our stock has increased 100% compared to a negative 9% for the Nasdaq Composite Index and an increase of 32% for the Russell 2000 Index. For the past five consecutive years, National Instruments has been voted as “One of the 100 Best Companies To Work For In America” by Fortune Magazine. Our Company’s employee turnover rate (the annual loss of employees) is about one-half that of other high technology companies according to Radford Surveys, a leading human resources survey company in the high-tech industry. We take great pride in these accomplishments and believe that our utilization of stock options contributed to this success.

We will continue to monitor the environment in which we operate and make changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. At this time, we need additional shares in order to ensure that we are able to continue to grant options as we hire new employees and to retain and motivate existing employees to perform to the best of their abilities.

For these reasons, I urge you to read both the overview of the amendment to the Incentive Plan on page 19 and the more complete description of the principal features of the Incentive Plan on page C-1 and to support Proposal Two on the agenda.

Summary

Our Board of Directors has unanimously recommended that stockholders vote for Proposal Two. Your vote is very important to us. As our company’s largest individual stockholder, I also urge you personally to vote “FOR” Proposal Two.

Please review the enclosed proxy materials carefully and send in your vote today.

Sincerely,

/s/ James J. Truchard

JAMES J. TRUCHARD Chairman, President

NATIONAL INSTRUMENTS CORPORATION

Notice of Annual Meeting of Stockholders

May 11, 2004

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of National Instruments Corporation, a Delaware corporation (the “Company”), will be held on May 11, 2004, at 9:00 a.m. local time, at the Company’s principal executive offices located at 11500 North Mopac Expressway, Building C, Austin, Texas, 78759 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect two directors to the Board of Directors for a term of three years.

2.	To approve the amendment and restatement of the Company’s 1994 Incentive Plan to increase the number of shares reserved for issuance thereunder by 750,000 shares to an aggregate of 16,950,000 shares and to extend the termination date of the plan by one year to 2005.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 15, 2004, are entitled to receive notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote on the Internet, by telephone or by completing, signing and mailing the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Stockholders attending the meeting may vote in person even if they have returned a proxy. However, if you have returned a proxy and wish to vote at the meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously returned and instead vote in person at the meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

Sincerely,

DAVID G. HUGLEY
Secretary

Austin, Texas

April 5, 2004

NATIONAL INSTRUMENTS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of National Instruments Corporation, a Delaware corporation (the “Company”), for use at its 2004 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 11, 2004, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices at 11500 North Mopac Expressway, Building C, Austin, Texas 78759. The Company’s telephone number is (512) 338-9119.

These proxy solicitation materials were mailed on or about April 5, 2004 to all stockholders entitled to vote at the Annual Meeting.

Record Date; Outstanding Shares

Stockholders of record at the close of business on March 15, 2004 (the “Record Date”), are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 78,575,427 shares of the Company’s common stock, $.01 par value, were issued and outstanding.

On January 21, 2004, the Board of Directors of the Company declared a 3 for 2 stock split for stockholders of record on February 5, 2004. All share and per share information in the proxy solicitation materials reflect the stock split.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote on the Internet, by telephone or by completing, signing and mailing the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. Voting over the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting, if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against Proposal Two.

The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number votes cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on Proposal One or Proposal Two.

Pursuant to regulations promulgated by the New York Stock Exchange (“NYSE”) that came into effect on June 30, 2003, brokers and other nominees that are NYSE member organizations are prohibited from voting in favor of proposals relating to equity compensation plans unless they receive specific instructions from the beneficial owner of the shares to vote on such matter. Therefore, for any of your shares held through a broker or other nominee that is a NYSE member organization, such shares will only be voted in favor of Proposal Two if you have provided specific voting instructions to your broker or other nominee to vote your shares in favor of that proposal.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by entering a new vote by Internet or by telephone or by delivering a written notice of revocation to the Secretary of the Company or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Stockholders of the Company may submit proper proposals for inclusion in the Company’s proxy statement and for consideration at the annual meeting of stockholders to be held in 2005 by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for inclusion in the Company’s proxy materials for the annual meeting of stockholders to be held in 2005, stockholder proposals must be received by the Secretary of the Company no later than December 7, 2004, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, the Company’s bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in the Company’s proxy statement. For director nominations or other business to be properly brought before the Company’s 2005 Annual Meeting by a stockholder, such stockholder must deliver written notice to the Secretary of the Company at the Company’s principal executive office no later than February 5, 2005 and no earlier than January 8, 2005. If the date of the Company’s 2005 Annual Meeting is advanced or delayed by more than 30 calendar days from the first anniversary date of the 2004 Annual Meeting, your notice of a proposal will be timely if it is received by the Company by the close of business on the tenth day following the day the Company publicly announces the date of the 2005 Annual Meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2005 Annual Meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of the Company. All notices of proposals and director nominations by stockholders should be sent to National Instruments Corporation, 11500 N. Mopac Expressway, Building B, Austin, Texas 78759, Attention: Corporate Secretary.

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

The Company’s Board of Directors is divided into three classes, with the term of office of one class expiring each year. The Company currently has seven directors, two directors in Class I, two directors in Class II, and three directors in Class III. The terms of office of Class I directors James J. Truchard and Charles J. Roesslein will expire at the 2004 Annual Meeting. Dr. Truchard and Mr. Roesslein will stand for re-election to the Board of Directors at the 2004 Annual Meeting. The terms of office of Class II directors Jeffrey L. Kodosky and Donald M. Carlton will expire at the 2005 Annual Meeting. The terms of office of Class III directors Ben G. Streetman, R. Gary Daniels and Duy-Loan T. Le will expire at the 2006 Annual Meeting. At the 2004 Annual Meeting, stockholders will elect two directors for a term of three years. After the election at the 2004 Annual Meeting, there will be seven directors, with two directors in two classes and three directors in one class.

Vote Required

The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. Cumulative voting is not permitted by the Company’s Certificate of Incorporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s two nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The Board of Directors recommends that stockholders vote FOR the nominees listed below.

Nominees for Election at the Annual Meeting

The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, position with the Company and business experience.

Name of Nominee	Age	Position/Principal Occupation	Director Since
James J. Truchard	60	Chairman of the Board of Directors and President of the Company	1976
Charles J. Roesslein (1) (2) (3)	55	Director; Former Chairman of the Board of Directors and President of Prodigy Communications Corporation	2000

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nomination and Governance Committee

James J. Truchard, PhD, co-founded the Company in 1976 and has served as its President and Chairman of the Board of Directors since inception. From 1963 to 1976, Dr. Truchard worked at Applied Research Laboratories (“ARL”), University of Texas at Austin (“UT Austin”) as Research Scientist and later Division Head. Dr. Truchard received his PhD in Electrical Engineering, his master’s degree in Physics and his bachelor’s degree in Physics, all from UT Austin.

Charles J. Roesslein has been a member of the Company’s Board of Directors since July 2000. During 2000, Mr. Roesslein served as the Chairman of the Board of Directors and President of Prodigy Communications Corporation, an internet service provider. He served as President of SBC-CATV, a cable television service provider, from 1999 until 2000, and as President of SBC Technology Resources, the applied research division of SBC Communications Inc., from 1997 until 1999. Prior to 1997, Mr. Roesslein served in executive officer positions with SBC Communications, Inc. and Southwestern Bell. Mr. Roesslein holds a bachelor’s degree in Mechanical Engineering from the University of Missouri-Columbia and a master’s degree in Finance from the University of Missouri-Kansas City. Mr. Roesslein is currently a director of the following publicly traded companies: Atlantic Tele-Network, Inc. and Quovadx.

Incumbent Directors Whose Terms of Office Continue After the Annual Meeting

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, position with the Company and business experience.

Name of Director	Age	Position/Principal Occupation	Director Since
Jeffrey L. Kodosky	54	Director; Fellow of the Company	1976
Donald M. Carlton (1) (3)	66	Director; Former President and Chief Executive Officer of Radian International LLC	1994
Ben G. Streetman (1) (2) (3)	64	Director; Dean, College of Engineering at the University of Texas at Austin	1997
R. Gary Daniels (1) (2) (3)	66	Director; Former Senior Vice President and General Manager of the Microcontroller Technologies Group, Motorola, Inc.	1999
Duy-Loan T. Le (2) (3)	41	Director; Senior Fellow of Texas Instruments, Inc.	2002

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nomination and Governance Committee

Jeffrey L. Kodosky co-founded the Company in 1976 and has been a member of the Company’s Board of Directors since that time. He was appointed Vice President of the Company in 1978 and served as Vice President, Research and Development from 1980 to 2000. Since 2000 he has held the position of Fellow. Prior to 1976, he was employed at the Acoustical Measurements Division at ARL, UT Austin. Mr. Kodosky received his bachelor’s degree in Physics from Rensselaer Polytechnic Institute.

Donald M. Carlton, PhD, has been a member of the Company’s Board of Directors since 1994. From February 1996 until December 1998, Dr. Carlton served as the President and Chief Executive Officer of Radian International LLC, and from 1969 until January 1996, Dr. Carlton served as President and Chairman of the Board of Radian Corporation, both of which are environmental engineering firms. Dr. Carlton received his bachelor’s degree in Chemistry from the University of St. Thomas and his PhD in Chemistry from UT Austin. Dr. Carlton is currently a director of the following publicly traded companies: American Electric Power, Trustee of SmithBarney/CITI Mutual Funds (26 Funds), and Temple-Inland, Inc.

Ben G. Streetman, PhD, has been a member of the Company’s Board of Directors since 1997. He is the Dean of the College of Engineering at UT Austin, as well as Professor of Electrical and Computer Engineering, Dula D. Cockrell Centennial Chair in Engineering, and Henry E. Singleton Research Fellow at IC2 Institute. From 1984 to 1996, Dr. Streetman served as Director of the Microelectronics Research Center at UT Austin. Dr. Streetman received his bachelor’s degree, master’s degree, and PhD in Electrical Engineering, all from UT Austin. Dr. Streetman is currently a director of Zix Corporation (formerly CustomTracks Corporation).

R. Gary Daniels has been a member of the Company’s Board of Directors since 1999. Mr. Daniels retired in 1997 from his position as Senior Vice President and General Manager of the Microcontroller Technologies

Group of Motorola, Inc. after a 32 year career with Motorola. Mr. Daniels has a bachelor’s degree in Electrical Engineering from the University of New Mexico.

Duy-Loan T. Le has been a member of the Company’s Board of Directors since September 2002. During her continuing 20-year career at Texas Instruments, Inc. (“TI”), in 2002, Ms. Le became the first woman at TI elected to the rank of Senior Fellow. Since 2000, she has been Digital Signal Processor (DSP) Advanced Technology Ramp Manager at TI, with responsibilities which include assisting with product execution on advanced technology nodes such as 180nm, 130nm and 90nm. Ms. Le has been awarded 20 patents and has 9 pending applications. She holds a bachelor’s degree in Electrical Engineering from UT Austin and a master’s degree in Business Administration from the University of Houston.

There is no family relationship between any director or officer of the Company.

Security Ownership

The following table sets forth the beneficial ownership of the Company’s common stock as of the Record Date (i) by all persons known to the Company, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of the Company’s common stock, (ii) by each of the executive officers named in the table under “Executive Compensation — Summary Compensation Table,” (iii) by each director, and (iv) by all current directors and executive officers as a group:

Name of Person or Entity	Number of Shares (1)		Approximate Percentage Owned (2)
James J. Truchard 11500 North Mopac Expressway Austin, Texas 78759	18,830,966	(3)	24.0%
Jeffrey L. Kodosky 11500 North Mopac Expressway Austin, Texas 78759	5,422,735	(4)	6.9%
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	5,994,000	(5)	7.6%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	4,311,565	(6)	5.5%
R. Gary Daniels	26,509	(7)	*
Ben G. Streetman	77,977	(8)	*
Donald M. Carlton	67,288	(9)	*
Charles J. Roesslein	31,293	(10)	*
Duy-Loan T. Le	10,416	(11)	*
Peter Zogas, Jr.	176,974	(12)	*
Timothy R. Dehne	157,925	(13)	*
Alexander M. Davern	101,977	(14)	*
Mihir Ravel	88,934	(15)	*
All executive officers and directors as a group (15 persons)	25,408,607	(16)	31.9%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	For each individual and group included in the table, percentage owned is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 78,575,427 shares of common stock outstanding on March 15, 2004 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days of March 15, 2004, including shares issuable upon the exercise of options.

(3)	Includes 1,705,750 shares held by a trust for which Dr. Truchard is the trustee and 143,925 shares held by a non-profit corporation of which Dr. Truchard is president.

(4)

Includes an aggregate of 1,482,030 shares held in two trusts for the benefit of Mr. Kodosky’s daughters for which Mr. Kodosky is the trustee; includes 521,130 shares held by a non-profit corporation of which Mr. Kodosky is president and his wife, Gail T. Kodosky, is secretary; includes 160,650 shares held by a charitable remainder trust for the benefit of Mr. Kodosky and his wife; includes 13,500 shares held in a charitable remainder trust for the benefit of Mr. Kodosky’s brother of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; includes an aggregate of 90,251 shares held in 19 trusts for non-immediate family members of Mr. Kodosky of which Mr. Kodosky is the sole trustee with investment power over the securities held therein; and includes 1,577,587 shares owned by his wife. Mr. Kodosky disclaims beneficial ownership of the shares owned by his wife. (Cumulatively, Jeffrey and Gail Kodosky control and/or beneficially own a total 5,422,735 shares.)

(5)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on February 13, 2004, reflecting beneficial ownership as of December 31, 2003. The Schedule 13G states that Capital Research and Management Company has sole investment power with respect to 5,994,000 shares of common stock, sole voting power with respect to no shares of common stock and shared voting power with respect to no shares of common stock.

(6)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC on February 17, 2004, reflecting beneficial ownership as of December 31, 2003. The Schedule 13G states that FMR Corp. has sole voting and investment power with respect to 4,311,565 shares of common stock and shared voting power with respect to no shares of common stock.

(7)	Includes 23,490 shares subject to options exercisable on or within 60 days of March 15, 2004.

(8)	Includes 76,290 shares subject to options exercisable on or within 60 days of March 15, 2004.

(9)	Includes 60,933 shares subject to options exercisable on or within 60 days of March 15, 2004.

(10)	Includes 29,790 shares subject to options exercisable on or within 60 days of March 15, 2004.

(11)	Includes 10,416 shares subject to options exercisable on or within 60 days of March 15, 2004.

(12)	Includes 156,264 shares subject to options exercisable on or within 60 days of March 15, 2004.

(13)	Includes 99,187 shares subject to options exercisable on or within 60 days of March 15, 2004.

(14)	Includes 101,923 shares subject to options exercisable on or within 60 days of March 15, 2004.

(15)	Includes 85,475 shares subject to options exercisable on or within 60 days of March 15, 2004.

(16)	Includes 978,124 shares subject to options exercisable on or within 60 days of March 15, 2004.

Board Meetings and Committees

The Board of Directors of the Company held a total of 8 meetings during 2003. During 2003, the Board of Directors had a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

No director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served. The Company encourages, but does not require, its board members to attend the Company’s annual stockholders meeting. Last year, five of seven directors attended the Company’s annual stockholders meeting. The Company plans to schedule future annual meetings so that at least a majority of its directors can attend the annual meeting.

Stockholders may communicate with members of the Board of Directors by mail addressed to the Chairman, any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the following address: 11500 North Mopac Expressway, Building B, Austin, Texas 78759; attention: Corporate Secretary.

Audit Committee

The Audit Committee, which currently consists of directors Donald M. Carlton, Ben G. Streetman, R. Gary Daniels and Charles J. Roesslein, met 14 times during 2003. The Audit Committee appoints, compensates, retains and oversees the engagement of the Company’s independent accountants, reviews with such accountants the plan, scope and results of their examination of the Company’s consolidated financial statements and reviews the independence of such accountants. The Audit Committee inquires about any significant risks or exposures and assesses the steps management has taken to minimize such risk to the Company, including the adequacy of insurance coverage and the strategy for management of foreign currency risk. The Audit Committee also reviews the Company’s compliance with matters relating to antitrust, environmental, Equal Employment Opportunity Commission, export and SEC regulations. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for Company employees to submit concerns regarding such matters on a confidential and anonymous basis. The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that each of Dr. Carlton and Mr. Roesslein is an “audit committee financial expert” within the meaning of SEC rules. The charter of the Audit Committee is attached as Exhibit A to this Proxy Statement.

Compensation Committee

The Compensation Committee, which currently consists of directors R. Gary Daniels, Ben G. Streetman, Charles J. Roesslein and Duy-Loan T. Le, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met 8 times during 2003. The Compensation Committee sets the level of compensation of the Company’s executive officers and advises management with respect to compensation levels for employees. The Compensation Committee also administers the Company’s 1994 Amended and Restated Incentive Plan and Employee Stock Purchase Plan.

Nomination and Governance Committee

The Nomination and Governance Committee, which currently consists of directors Donald M. Carlton, Ben G. Streetman, R. Gary Daniels, Charles Roesslein and Duy-Loan T. Le, each of whom is deemed to be an “independent director” as that term is defined by the Nasdaq listing standards, met once during 2003. The Nomination and Governance Committee recommends to the Board of Directors the selection criteria for board members, compensation of outside directors, appointment of board committee members and committee chairmen, and develops board governance principles. The Nomination and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the Nomination and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees. The charter of the Nomination and Governance Committee is attached as Exhibit B to this Proxy Statement.

Board Compensation

Non-employee directors are paid a $10,000 annual retainer ($12,000 for committee chairs), $1,000 for each Board meeting attended in person, $750 for each committee meeting attended in person ($1,000 for committee chairs), $150 for each Board or committee meeting attended telephonically, and reimbursement of out-of-town travel expenses. Since 1997, non-employee directors have not received automatic annual option grants although they may still exercise options previously granted to them and are currently eligible to receive discretionary option grants under the terms of the Company’s Amended and Restated 1994 Incentive Plan. Employee directors of the Company do not receive any additional compensation for services provided as a director.

Executive Officers

The following sets forth information concerning the persons currently serving as executive officers of the Company as of the Record Date, including information as to each executive officer’s age, position with the

Company and business experience. Officers of the Company serve at the discretion of the Board and are appointed annually.

Name of Executive Officer	Age	Position
James J. Truchard	60	Chairman of the Board of Directors and President
Timothy R. Dehne	38	Senior Vice President, Research and Development
Peter Zogas, Jr.	43	Senior Vice President, Sales and Marketing
Alexander M. Davern	37	Chief Financial Officer; Senior Vice President, IT and Manufacturing Operations; and Treasurer
Mark A. Finger	46	Vice President, Human Resources
John M. Graff	39	Vice President, Marketing and Customer Operations
Mihir Ravel	44	Vice President, Technology and Corporate Development
Raymond C. Almgren	38	Vice President, Product Marketing and Academic Relations
David G. Hugley	40	Vice President and General Counsel; Secretary

See “Election of Directors” for additional information with respect to Dr. Truchard.

Timothy R. Dehne joined the Company in 1987 and currently serves as Senior Vice President, Research and Development. He previously served as the Company’s Vice President, Engineering from November 1998 to December 2002; as Vice President, Marketing from January 1995 to October 1998; and as Vice President, Strategic Marketing from May 1994 to December 1994. His earlier positions with the Company include Strategic Marketing Manager, GPIB Marketing Manager, GPIB Product Manager, and Applications Engineer. Mr. Dehne received his bachelor’s degree in Electrical Engineering from Rice University.

Peter Zogas, Jr. joined the Company in 1985 and currently serves as Senior Vice President, Sales and Marketing. He previously served as the Company’s Vice President, Sales from July 1996 to December 2002. His earlier positions with the Company include National Sales Manager, Business Development Manager, Regional Sales Manager, and Sales Engineer. Prior to joining the Company, Mr. Zogas worked as an engineer at TI and, prior to that, at AT&T. Mr. Zogas received his bachelor’s degree in Electrical Engineering from Drexel University.

Alexander M. Davern joined the Company in February 1994 and currently serves as Chief Financial Officer; Senior Vice President, IT and Manufacturing Operations; and Treasurer. He previously served as the Company’s Chief Financial Officer and Treasurer from December 1997 to December 2002; as Acting Chief Financial Officer and Treasurer from July 1997 to December 1997; and as Corporate Controller and International Controller. Prior to joining the Company, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his bachelor’s degree in Business Administration and a diploma in professional accounting from University College in Dublin, Ireland. Mr. Davern is currently a director of SigmaTel, Inc., a publicly traded company.

Mark A. Finger joined the Company in August 1995 as Director of Human Resources and became Vice President, Human Resources in December 1996. Prior to joining the Company, Mr. Finger was employed by Rosemount Inc. and Fisher Rosemount Systems Inc. (collectively, “Rosemount”) from 1981 to 1995 (both of which are process management companies). His positions held at Rosemount include Human Resources Manager, Staffing Manager, Senior Human Resources Representative, Compensation and Benefits Specialist, and Staffing Specialist. Mr. Finger received his bachelor’s degree in Marketing from St. Cloud University.

John M. Graff joined the Company in June 1987 and currently serves as Vice President, Marketing and Customer Operations. He previously served as the Company’s Vice President, Marketing from June 1999 to December 2002 and as Acting Vice President, Marketing from November 1998 to May 1999. His earlier positions with the Company include Director, Corporate Marketing, Corporate Marketing Manager, Product Marketing Manager, and Applications Engineer. Mr. Graff received his bachelor’s degree in Electrical Engineering from UT Austin.

Mihir Ravel joined the Company in April 2000 and currently serves as Vice President, Technology and Corporate Development. He previously served as the Company’s Vice President, Corporate Development from April 2000 to December 2002. Prior to joining the Company, Mr. Ravel was employed by Tektronix, Inc., a test and measurement company, from 1982 to 2000. Mr. Ravel was a Director/Fellow at Tektronix and worked in the area of R&D Management. Mr. Ravel received his bachelor’s degree in Physics, Electrical Engineering and Computer Science from Massachusetts Institute of Technology.

Raymond C. Almgren joined the Company in June 1987 and currently serves as Vice President, Product Marketing and Academic Relations. He previously served as the Company’s Vice President, Product Strategy from September 2001 to December 2002. His earlier positions with the Company include Director of Engineering, Director of Marketing, Product Manager, and Applications Engineer. Mr. Almgren received his bachelor’s degree in Electrical Engineering from UT Austin.

David G. Hugley joined the Company in 1991 as General Counsel, was appointed Secretary of the Company in 1996, and became Vice President in January 2003. Mr. Hugley received his bachelor’s degree in Business Administration and JD from UT Austin and is a licensed attorney in Texas.

Executive Compensation

Summary Compensation Table. The following table shows the compensation paid by the Company during the years ended December 31, 2003, 2002, and 2001 to the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”):

		Annual Compensation			Long-Term Compensation Awards Securities Underlying Options (# of Shares)	All Other Compensation(2)
Name and Principal Position	Year	Salary	Bonus (1)
Dr. James J. Truchard Chairman of the Board and President	2003 2002 2001	$198,250 190,899 193,348	$12,292 1,527 —		— — —	$6,431 5,876 5,631
Alexander M. Davern Chief Financial Officer; Senior Vice President, IT and Manufacturing Operations; Treasurer	2003 2002 2001	216,667 186,963 184,175	13,433 1,496 1,407		12,000 — 15,000	5,998 5,042 4,967
Timothy R. Dehne Senior Vice President, Research and Development	2003 2002 2001	208,750 185,713 184,175	12,943 2,486 1,407	(3)	12,000 — 15,000	6,442 5,865 5,612
Peter Zogas, Jr. Senior Vice President, Sales and Marketing	2003 2002 2001	203,848 191,267 162,338	13,026 1,530 1,407		12,000 — 15,000	6,254 30,876 5,569	(4)
Mihir Ravel Vice President, Technology and Corporate Development	2003 2002 2001	202,333 189,125 189,025	12,545 1,513 1,407		4,500 — 45,000	8,042 3,172 5,289	(5) (6) (7)

(1)	Bonus amounts for 2003, 2002, and 2001 include bonus amounts paid in 2004, 2003, and 2002, respectively, for services rendered in 2003, 2002, and 2001, respectively.

(2)	Represents Company contributions to the Company’s 401(k) plan on behalf of the Named Executive Officers and the full dollar value of premiums paid by the Company for term life insurance on behalf of the Named Executive Officers for 2003, 2002, and 2001.

(3)	Includes a $1,000 incentive bonus.

(4)	Includes a commission adjustment payment of $25,000.

(5)	Includes a housing allowance of $1,600.

(6)	Includes a housing allowance of $2,800.

(7)	Includes relocation expenses of $1,317 and a housing allowance of $3,600.

Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2003 to each Named Executive Officer.

		Individual Grants			Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Options Granted (2)	% of Total Options Granted to Employees In FY03 (3)	Exercise or Base Price	Expiration Date	5%	10%
Dr. James J. Truchard	—	—	—	—	—	—
Alexander M. Davern	12,000	1.88%	$20.12	4/16/2013	$151,840	$384,793
Timothy R. Dehne	12,000	1.88%	20.12	4/16/2013	151,840	384,793
Peter Zogas, Jr.	12,000	1.88%	20.12	4/16/2013	151,840	384,793
Mihir Ravel	4,500	0.70%	20.12	4/16/2013	56,940	144,297

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company’s stock price. The Company does not use an alternative formula for a grant date valuation, as the Company does not believe that any formula will determine with reasonably accuracy a present value based on future unknown or volatile factors.

(2)	These options have a term of ten years and vest as to 1/120th of the shares per month after the date of grant, subject to acceleration based upon Company financial performance. Upon a change of control of the Company, the vesting of all outstanding options will immediately occur.

(3)	Based on the grant of stock options representing 638,449 shares to employees during the fiscal year ended December 31, 2003.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the Named Executive Officers, the value realized for options exercised during the year and the year-end value of unexercised options.

	Shares Acquired on Exercise (#)	Value Realized	Number of Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. James J. Truchard	—	—	—	—	—	—
Alexander M. Davern	8,265	$116,845	93,242	106,911	$707,440	$591,064
Timothy R. Dehne	7,125	168,250	93,351	53,150	1,645,606	464,272
Peter Zogas, Jr.	—	—	150,418	53,161	2,988,865	464,401
Mihir Ravel	—	—	76,232	123,266	100,129	325,041

(1)	Based on a fair market value of $30.31, which was the closing price of the Company’s common stock on December 31, 2003, as reported by the Nasdaq National Market.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Mihir Ravel, Vice President, Technology and Corporate Development, is a party to an agreement with the Company dated April 18, 2000. As contemplated by this agreement, Mr. Ravel serves as an officer of the

Company on an “at will” basis and for no specific time period. Under the agreement, the Company agreed to a compensation plan providing for the payment of one year’s salary if Mr. Ravel’s employment is constructively terminated or terminated without cause.

Compensation Committee Interlocks and Insider Participation

In 2003, the Compensation Committee consisted of directors R. Gary Daniels, Ben G. Streetman, Charles J. Roesslein, and Duy-Loan T. Le. The Company believes that each member of the Compensation Committee meets the independence requirements set forth in the Nasdaq listing standards. Dr. Truchard may participate in the deliberations of the Compensation Committee with respect to the compensation of the Company’s executive officers (other than himself), changes in the Amended and Restated 1994 Incentive Plan and Employee Stock Purchase Plan, and in other compensation matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied except that:

•	each of Raymond C. Almgren, Alexander Davern, Mark A. Finger, John M. Graff, David G. Hugley, Mihir Ravel, Peter Zogas, Jr., R. Gary Daniels, Duy-Loan T. Le, and Ben G. Streetman filed one late Form 4 with respect to one transaction;

•	Timothy R. Dehne filed one late Form 4 with respect to one transaction and one late Form 4 with respect to three transactions;

•	Donald M. Carlton filed one late Form 4 with respect to one transaction and one late Form 4 with respect to four transactions;

•	Charles J. Roesslein filed one late Form 4 with respect to one transaction and one Form 5 with respect to two transactions, each of which should have been reported on a Form 4; and

•	Jeffrey L. Kodosky filed one late Form 4 with respect to eight transactions.

Performance Graph

The following graph compares the cumulative total return to stockholders of the Company’s common stock from December 31, 1998 to December 31, 2003 to the cumulative total return over such period of the (i) Nasdaq Composite Index and (ii) Russell 2000 Index. The graph assumes that $100 was invested on December 31, 1998 in the Company’s common stock and in each of the other two indices and the reinvestment of all dividends, if any. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

The information contained in the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements.

Equity Compensation Plans Information

The number of shares issuable upon exercise of outstanding options granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under the Company’s equity compensation plans as of December 31, 2003 are summarized in the following table:

Plan category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	9,733,205	$15.28	4,656,223	(1)
Equity compensation plans not approved by stockholders	—	—	—

Total	9,733,205	$15.28	4,656,223

(1)	Includes 2,445,230 shares available for future issuance under the Company’s Amended and Restated 1994 Incentive Plan and 2,210,993 shares available for future issuance under the Company’s Employee Stock Purchase Plan.

Certain Relationships and Related Transactions

During 2003, the Company had no related party transactions within the meaning of applicable SEC rules.

Report of the Compensation Committee Regarding Executive Compensation*

The Compensation Committee, composed of directors Daniels, Streetman, Roesslein and Le, is responsible for determining the compensation programs and levels of pay for the Company’s executive officers. The Compensation Committee also advises management on pay programs and levels for other employees. The Compensation Committee utilizes independent survey data for analyses of competitive industry pay levels and practices, and to guide the Compensation Committee on appropriate pay levels for the Company.

Compensation Philosophy and Objectives. The Company’s basic philosophy is to align executive compensation with increases in stockholder value through growth in sales and operating profits. Primarily, this is accomplished through the use of stock options, which provide long-term compensation in direct proportion to increases in stockholder value, and profit sharing. In addition, the Company believes it is important to emphasize teamwork, entrepreneurship and active participation by all employees. This is accomplished through providing options to substantially all full-time, exempt domestic employees and international employees, and through cash incentives, through which both executive and other employees receive cash bonuses based on company-wide financial goals.

Executive Compensation Programs. The Company’s executive compensation programs consist of three principal elements: base salary, cash bonus and stock options. The Company emphasizes incentive compensation in the form of stock options and bonuses, rather than base salary. The Compensation Committee has adopted a guideline that executives should be paid competitive base salaries. The Committee sets the annual base salary for executives. Prior to making its determination, the Compensation Committee reviews historical compensation levels of the executives, evaluations of past performance, assessments of expected future contributions of the executives, competitive pay levels and programs provided by other comparable companies, and general industry pay practices. In making its determinations, the Committee does not utilize any particular indices or formulae to arrive at each executive’s recommended pay level.

During 2003, the Company had two primary bonus plans for its employees, including executives. For many years, the Company has maintained a cash bonus plan under which executive officers participate. In recent years, this plan provided for a target incentive to be paid based on achieving pre-determined levels of revenue growth and profitability. For fiscal 2003, 2002 and 2001, these goals were 40% revenue growth and 18% operating profit as a percent of revenue, the same goals as for all other employees. At the end of each year, actual results for the Company are compared to these targets and executive bonuses are based on actual Company performance in relation to these factors. If there is no growth or no profitability, no cash bonuses are payable to executive officers under this cash bonus plan. Individual performance is not considered in determining the bonus of individual officers for the cash bonus program.

In 1999, the Company authorized a discretionary cash bonus program for executives and other employees. As a result, Company employees (including executives) are eligible to receive the discretionary cash bonus based upon individual performance. The program was adjusted as of the second quarter of 2000 to provide that a percentage of payroll will be added to the discretionary cash bonus pool if the Company meets its minimum quarterly revenue growth goal. For fiscal year 2003, the minimum quarterly growth goal was 20% revenue growth over the same period in the prior year. In addition, the Vice President, Sales is eligible for a separate company sales commission program based upon growth and profitability performance measures approved by the Compensation Committee.

In addition to the two primary bonus plans, in 2003, the Company paid (to all employees including executives) a bonus of 1% of salary upon the attainment of certain software revenue growth goals that were achieved.

Total compensation for executive officers also includes long-term incentives in the form of stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options are instrumental in promoting the alignment of long-term interests between the

Company’s executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. In determining the amount of such grants, the Compensation Committee evaluates the job level of the executive, responsibilities of the executive, and competitive practices in the industry. All options are granted at 100% of fair market value at the date of grant. Options to executive officers and certain other employees vest over a period of five years or ten years, subject to acceleration based on Company performance. The long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

Chief Executive Officer Compensation. While the Compensation Committee was highly pleased with Dr. Truchard’s performance in 2003, at his request, the Chief Executive Officer’s base salary was increased by only 2.6% to $200,000 in June 2003. During 2003, Dr. Truchard received no stock options. Based on the same formula applied to other executive officers, Dr. Truchard received a bonus for 2003. Dr. Truchard is the Company’s largest stockholder with an ownership of approximately 24% of the Company’s stock.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of a corporation. None of the compensation paid by the Company in fiscal 2003 was subject to the limitation on deductibility. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

Respectfully Submitted,

R. GARY DANIELS BEN G. STREETMAN CHARLES J. ROESSLEIN DUY-LOAN T. LE

*	The foregoing Report of the Compensation Committee Regarding Executive Compensation does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by express reference therein.

Report of the Audit Committee*

The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Donald M. Carlton, Chairman, Ben G. Streetman, R. Gary Daniels and Charles J. Roesslein. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the Nasdaq listing standards.

The Audit Committee’s charter was amended in March 2004. The amended charter is attached to this proxy as Exhibit A.

Management is responsible for National Instruments’ internal controls and the financial reporting process. National Instruments’ independent auditors are responsible for performing an independent audit of National Instruments’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met 14 times during fiscal 2003 to carry out its responsibilities. The Audit Committee regularly meets privately with the Company’s independent auditors, internal audit, and management, each of whom has unrestricted access to the Audit Committee.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the independent auditors the Company’s quarterly and audited fiscal year financial statements, including a review of National Instruments’ Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent auditor’s work plan, audit fees, and all non-audit services performed by the accountants. The Audit Committee also discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of PricewaterhouseCoopers with that firm. The Audit Committee has implemented a procedure to monitor auditor independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers and the report of PricewaterhouseCoopers to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in National Instruments’ Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC.

AUDIT COMMITTEE

DONALD M. CARLTON, CHAIRMAN BEN G. STREETMAN R. GARY DANIELS CHARLES J. ROESSLEIN

*	The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by express reference therein.

PROPOSAL TWO:

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE

COMPANY’S 1994 INCENTIVE PLAN

The Company is asking its stockholders to approve the amended and restated 1994 Incentive Plan (the “Plan”) so that it can continue to use the Plan to achieve the Company’s goals and also continue to receive a federal income tax deduction for certain compensation paid under the Plan. The Board of Directors has approved the Plan, subject to approval by the stockholders at the Annual Meeting. Approval of the Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock who are present in person or by proxy and entitled to vote at the Annual Meeting. If the stockholders approve the Plan, it will replace the current version of the Plan. Otherwise, the current version of the Plan will terminate by its terms in May 2004. The Company has no stock option plan other than the Plan. The Company’s Named Executive Officers and directors have an interest in this proposal as they may receive options under the Plan.

A total of 16,200,000 shares of the Company’s common stock have been reserved for issuance under the Plan. In January 2004, the Board of Directors adopted, subject to stockholder approval, an amendment to the Plan to increase the number of shares reserved for issuance thereunder from 16,200,000 shares to 16,950,000 shares. Including the proposed 750,000 share increase, a total of 3,199,628 shares remained available for issuance under the Plan as of March 15, 2004. The Company is also proposing to extend the term of the Plan until its annual meeting to be held in 2005, but no later than December 31, 2005. Absent this proposal, the Plan will terminate in May 2004. The Company has no stock option plan other than the Plan. The Plan has also been amended to (i) remove the explicit ability to implement an option exchange program (whereby outstanding stock options may be exchanged for stock options with lower exercise prices), (ii) remove the explicit ability to amend an outstanding option to reduce its exercise price, and (iii) eliminate the ability to grant stock options with an exercise price lower than the fair market value of the Company’s common stock on the date of grant.

The Company believes strongly that the approval of the Plan is essential to its continued success. The Company’s employees are its most valuable assets. Stock options and other awards such as those provided under the Plan are vital to the Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which it must compete. Such awards also are crucial to the Company’s ability to motivate employees to achieve the Company’s goals.

For a more complete description of the principal features of the Plan, see Exhibit C attached hereto.

The Board of Directors unanimously recommends that stockholders vote FOR Proposal Two.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended December 31, 1993. A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2003 and 2002, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, and for statutory audits in various countries were approximately $325,000 and $362,000, respectively.

Audit-related Fees

The aggregate fees billed for other audit-related services were $11,000 and $13,000 in December 31, 2003 and 2002, respectively. The services rendered related to the audit of the Company’s benefit plans.

Tax Fees

The aggregate fees billed for professional tax services rendered for the fiscal years ended December 31, 2003 and 2002 were approximately $189,000 and $309,000, respectively. Included in the foregoing tax fees are such services as tax compliance, tax advice and tax planning.

All Other Fees

Other than the services described above, PricewaterhouseCoopers LLP did not bill the Company for any other fees for the fiscal years ended December 31, 2003 and 2002.

The charter of the Audit Committee provides that the Audit Committee shall appoint, compensate, retain and oversee the Company’s independent public accountants. The Audit Committee has not yet undertaken its process of selecting independent public accountants for the Company’s fiscal year ending December 31, 2004. The Audit Committee has determined that until such process is completed, PricewaterhouseCoopers LLP will continue to serve as the Company’s principal accountant.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and audit-related services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent auditors are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such members(s) must report any decisions to the Audit Committee at the next scheduled meeting.

During 2003, the Audit Committee approved in advance all audit and non-audit services to be provided by PricewaterhouseCoopers LLP.

CODE OF ETHICS

In March 2004, the Company’s Board of Directors adopted a Code of Ethics that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics incorporated several corporate policies which had been in effect since 1994. The Code of Ethics is available on the Company’s website at http://www.shareholder.com/nati/edgar.cfm?DocType=Proxy&Year=.

OTHER MATTERS

The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

DAVID G. HUGLEY Secretary

Austin, Texas

April 5, 2004

Exhibit A

Audit Committee Charter

National Instruments Corporation

(as amended on March 24, 2004)

Purposes

The Audit Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, financial reporting practices of National Instruments Corporation (NI), and the quality and integrity of the financial reports of NI. The purposes of the Audit Committee of the Board of Directors shall include overseeing the accounting and financial reporting processes of NI and the audits of the financial statements of NI. It is the responsibility of the audit committee to maintain a free and open means of communication between the directors, the independent auditors, the internal auditor, and the financial management of NI.

Membership Requirements

The Board shall elect from its members an Audit Committee of at least three members. The Board shall also appoint a Chairman of the Audit Committee. The Audit Committee members must meet the following requirements (as well as any other criteria required by the SEC or Nasdaq):

Independence.

•	Each member will be an independent director, as defined in (i) Nasdaq Rule 4200, (ii) Section 10(A)(m)(3) of the Securities Exchange Act of 1934, as amended, and (iii) the rules and regulations of the SEC. Without limiting the foregoing:

1.	Members must not be an employee of NI or any affiliate within the past three years.

2.	Members must not be an immediate family member of an NI executive officer who currently serves in that role or did so in any of the past three years.

3.	Members may not receive compensation (including consulting, advisory or other compensatory fees), other than compensation for board or board committee service.

4.	Members must not be a partner, controlling shareholder, or executive officer of any for-profit business that receives payments from NI. This applies where the payments, other than solely from the investments in NI’s securities, in any of the past three years exceeded the greater of 5% of either organization’s consolidated gross revenues for the year or $200,000.

5.	A member must not be an executive of another corporation that has on its compensation committee an NI executive.

Qualifications.

•	Each member will be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement.

•	At least one member is required to have extensive financial knowledge, including being or having been a chief executive, chief financial, or other senior officer with financial oversight responsibilities.

Audit Committee Financial Expert.

•	At least one member will qualify as a financial expert, under the Nasdaq and SEC rules and regulations. As more fully defined by applicable SEC requirements, an “audit committee financial expert” shall have all of the following attributes:

1.	An understanding of generally accepted accounting principles and financial statements;

2.	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

3.	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by NI’s financial statements, or experience actively supervising one or more persons engaged in such activities;

4.	An understanding of internal controls and procedures for financial reporting; and

5.	An understanding of audit committee functions.

Responsibilities

It shall be the duty of the Audit Committee to:

1.	Appoint, compensate, retain and oversee the work of any independent public accountant engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or using an audit report or performing other audit review or attest services for NI and the independent auditors must report directly to the Audit Committee;

2.	Ensure the receipt from the independent auditors of a formal written statement delineating all relationships between the auditor and NI, consistent with Independence Standards Board Standard 1. The Audit Committee is responsible for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact auditor objectivity and independence of the auditor and for taking, or recommending that the full Board of Directors take, appropriate action to oversee the independence of the outside auditor;

3.	Administer the engagement of the independent accountants. The Committee shall routinely review services provided by the independent accountants and pre-approve audit and non-audit services provided to NI by the independent accountants. In this regard, prior to the engagement of the independent accountants for any audit or non-audit service, the engagement must be either (i) approved by the Audit Committee (or an authorized member of the Audit Committee) or (ii) entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided the policies and procedures are detailed as to the service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to management.

4.	Review with NI’s independent public accountants and management, the nature and adequacy of NI’s accounting system and practices and its systems of internal controls;

5.	Review with independent public accountants and management the adequacy of internal and external audit activities to provide reasonable assurance that material instances of fraud, illegality, errors, and irregularities are detected and appropriately corrected;

6.	Review the internal audit function of NI including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors;

7.	Review NI’s audited financial statements with management and the independent public accountants including any changes in the audit plan or expansion of audit scope and any disputes and difficulties in the audit. Review the nature and extent of any significant changes in accounting principles or the application thereof, reserves established or adjustments reflected therein;

8.	As applicable, review with the independent public accountants their comments, both written and oral, to management regarding the annual examination and the adequacy of management’s response;

9.	Exercise general oversight of NI’s financial reporting processes; maintain general familiarity with financial reporting practices and accounting standards and principles followed by NI; review with the independent public accounts and management significant developments in accounting and financial reporting standards and requirements and their impact upon NI. Inquire about any significant risks or exposures and assess the steps management has taken to minimize such risk to NI, including adequacy of insurance coverage, management of foreign currency risk, and other risks.

10.	Maintain free and open communication with the independent public accountants and legal counsel; insure that the independent public accountants are instructed to communicate directly with the

Committee regarding any matter which, in their judgment, has not been satisfactorily resolved with management; also independent auditors are to communicate all matters necessary as required by SAS 61, Communications with Audit Committees;

11.	Review filings with the SEC and other published documents containing NI’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements;

12.	Review with management and, as appropriate, the independent accountants the annual and quarterly financial results before they are filed with the SEC or made public in a press release. Review NI’s process for disclosure of financial data. Review policies relating to the avoidance of conflicts of interest and review past or proposed transactions between NI, members of the Board of Directors and management as well as internal control policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent accountant;

13.	Monitor compliance with NI’s Code of Ethics and such other NI policies as may be appropriate; and review such reports as may be required under such policies or otherwise directed by the Board;

14.	Review with NI’s General Counsel, independent accountants, and management litigation and other legal matters and regulatory matters which may be material to NI’s financial condition or operations;

15.	Review with NI’s management, the reports on compliance with regulatory matters including environmental, equal employment opportunity, and SEC regulations;

16.	Hold such regulatory meeting each year as may be appropriate and such special meetings as may be called by the Chairman of the Committee, or at the request of the independent public accountants, NI’s Chief Financial Officer or the General Counsel;

17.	Review with management any differences of opinion with the independent public accountants over a significant accounting issue which has led management to seek a second opinion from another independent public accounting firm;

18.	Report through its Chairman to the Board of Directors following meetings of the Committee;

19.	Meet privately with independent auditors, internal audit, and management, each of whom shall have unrestricted access to the Committee; and

20.	Establish procedures for (a) receipt, retention and treatment of complaints received by NI regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of NI of concerns regarding questionable accounting or auditing matters.

Audit Committee Disclosures

The Audit Committee must include a report over the name of each member of the Committee in the annual proxy statement containing the following information as required by SEC rules:

1.	The Committee reviewed and discussed the audited financial statements with management.

2.	The Committee discussed with the independent auditors the matters requiring discussion by SAS 61.

3.	The Committee received written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1, and discussed with the independent auditors their independence.

4.	Based on the above, the Committee recommends to the full board that the audited financial statements be included in NI’s Annual Report on Form 10-K.

The Audit Committee must disclose the following in the annual proxy:

1.	A statement that NI has adopted an Audit Committee Charter and has fulfilled its responsibilities under this Charter during the latest year and include a copy of the Charter as an attachment to the proxy statement at least every three years.

2.	A statement as to whether each member of the Audit Committee is an independent director and, if a director is not independent, the reason that the director is not an independent director together with an explanation of why the Board believes such director should continue to serve on the Audit Committee.

As required by applicable NASD, Nasdaq, or SEC rules, the Committee shall provide written confirmation to the NASD/AMEX on audit committee member qualifications and related board determinations, as well as the review and re-evaluation of the audit committee charter.

In addition, the Audit Committee shall have and may exercise all the powers and authority of the Board in connection with the performance of its duties and responsibilities, including the authority to call upon NI’s officers and employees for such assistance and support as it deems appropriate, and to engage such independent counsel and other advisors as it may require to properly discharge its responsibilities. NI shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation (i) to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit review or attest services, (ii) to any legal, accounting or other advisors employed by the Audit Committee and (iii) for ordinary administrative expenses of the Audit Committee necessary or appropriate to carry out its duties.

Prior to the amendments to this charter on March 24, 2004, the charter has been amended on March 19, 2003, March 20, 2002, March 24, 1999, March 19, 1998 and was initially adopted by the Board on June 22, 1994.

The Audit Committee shall have such additional authority and duties as the Board by resolution shall prescribe.

Exhibit B

CHARTER FOR THE NOMINATION AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

OF

NATIONAL INSTRUMENTS CORPORATION

1. PURPOSE

The purpose of the Nomination and Governance Committee (the “Committee”) of the Board of Directors of National Instruments Corporation (the “Company”) shall be to:

•	review the composition and evaluate the performance of the Board of Directors; select, or recommend for the selection of the Board of Directors, director nominees; and evaluate director compensation;

•	review the composition of committees of the Board of Directors and recommend persons to be members of such committees; and

•	review the composition and evaluate the performance of the Company’s executive officers.

In addition, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

2. MEMBERSHIP AND ORGANIZATION

Composition. The Committee shall consist of no fewer than three members of the Board of Directors. All members of the Committee shall be appointed and replaced by the Board of Directors, shall be independent of the Company and its affiliates, shall have no relationship to the Company or its affiliates that may interfere with the exercise of their independence, and shall otherwise be deemed “Independent Directors” as defined in Rule 4200 of the Nasdaq Stock Market, Inc. Marketplace Rules (the “Nasdaq Rules”). The Board of Directors may designate one member of the Committee as its Chair. The Committee may form and delegate authority to subcommittees when appropriate. Any such subcommittee shall consist solely of Committee members.

Meetings. The Committee will provide the schedule of Committee meetings to the Board of Directors. Special meetings may be convened as required. The Committee, or its Chair, shall report to the Board of Directors on the results of these meetings. The Committee may invite to its meetings other Directors, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities.

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

Compensation. Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board of Directors.

B-1

3. RESPONSIBILITIES AND DUTIES

The responsibilities and duties of the Committee shall include:

Composition of the Board of Directors, Evaluation and Nominating Activities

•	Review the composition and size of the Board of Directors and determine the criteria for membership on the Board of Directors, which may include, among other criteria, issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service, other commitments and the like;

•	Identify, consider and select, or recommend for the selection of the Board of Directors, candidates to fill new positions or vacancies on the Board of Directors, and review any candidates recommended by stockholders, provided that such recommendations are submitted in writing to the Secretary of the Company, and include, among other things, the recommended candidate’s name, biographical data and qualifications, and that such recommendations are otherwise made in compliance with the Company’s bylaws and its stockholder nominations and recommendations policy;

•	Evaluate the performance of individual members of the Board of Directors eligible for re-election, and select, or recommend for the selection of the Board of Directors, the director nominees for election to the Board of Directors by the stockholders at the annual meeting of stockholders; and

•	Evaluate director compensation, consulting with outside consultants and/or with the Human Resources department when appropriate, and make recommendations to the Board of Directors regarding director compensation.

Committees of the Board of Directors

•	Review the composition of each committee of the Board of Directors and make recommendations to the Board of Directors for the creation of additional committees or the change in mandate or dissolution of committees; and

•	Recommend to the Board of Directors persons to be members of the various committees.

Evaluation of Executive Officers

•	Evaluate the performance of executive officers; and

•	Evaluate succession planning for executive officers.

In performing its duties, the Committee shall have the authority to obtain advice, reports or opinions from internal or external legal counsel and expert advisors, including any search firm to be used to identify candidates for the Board of Directors, and shall have sole authority to approve such experts’ fees and other retention terms.

B-2

Exhibit C

NATIONAL INSTRUMENTS CORPORATION

DESCRIPTION OF 1994 AMENDED AND RESTATED INCENTIVE PLAN

The following is a brief summary of the terms of the Plan.

The Plan provides for administration by the Board of Directors or by a committee of the Board. The Plan is currently being administered by the Compensation Committee of the Board of Directors. No member of the Board who is eligible to participate in the Plan may vote on any award to be granted to himself. The interpretation and construction of any provisions of the Plan by the Compensation Committee shall be final and conclusive. Members of the Compensation Committee receive no compensation for their services in connection with the administration of the Plan.

Eligibility. All employees, including officers and directors, and non-employee directors of any designated subsidiaries are eligible to be granted awards under the Plan. As of March 15, 2004, approximately 3,200 of the Company’s employees and all 5 of the non-employee directors are eligible to participate in the Plan. The Compensation Committee selects the award recipients and determines the number of shares to be subject to each award. In making such determination, the Compensation Committee takes into account the duties and responsibilities of the employee, the value of the employee’s services, the employee’s present and potential contribution to the Company’s success, the anticipated number of years of future service and other relevant factors. There is a $100,000 limit on the aggregate market value of shares subject to all incentive stock options which are exercisable for the first time in any one calendar year.

The Board or its designated committee determines the terms of the options granted under the Plan. Each option granted under the Plan is evidenced by a stock option agreement between the Company and the employee or non-employee director to whom such option is granted and is subject to the following additional terms and conditions:

Exercise of the Option. The Compensation Committee determines when options granted under the Plan may be exercised pursuant to certain time in service requirements being met or the accomplishment of certain performance criteria which may be measured by Earnings Attainment or Sales Attainment, as each of those terms is defined in the Plan.

In no event may any incentive stock option be exercised more than ten years after the date of grant. An option is exercised by giving written notice of exercise to us, specifying the full number of shares of common stock to be purchased and by tendering payment of the exercise price. Payment of the exercise price may consist of cash or an equivalent means acceptable to the Board or its committee, exchange of shares of the Company’s common stock, sale or loan proceeds to be obtained from the common stock to be purchased or any combination of the foregoing.

Exercise Price. The exercise price of options granted under the Plan is determined by the Compensation Committee and in all cases must be at least 100% of the fair market value of the common stock on the date the option is granted. The fair market value of the common stock is the closing sales price on The Nasdaq National Market on the day before the date of grant.

Stock Appreciation Rights. The Board of Directors or its designated committee may also grant Stock Appreciation Rights (“SARs”), either in connection with the grant of options or independent of the grant of options. SARs granted in connection with an option shall be subject to the terms of the award agreement governing the related option. Upon exercise of a SAR granted in connection with an option, the holder is entitled to receive an amount of cash, common stock or any combination thereof (as determined by the Board of Directors or its designated committee) equal in value to the excess of the fair market value of the shares covered by the surrendered portion of the related option on the date of exercise over the aggregate exercise price of the shares covered by the surrendered portion of the related option.

Restricted Stock Awards. The Board of Directors or its committee may also grant restricted stock awards that grant or permit the holder to purchase shares of restricted stock (i.e., stock that is nontransferable or subject to substantial risk of forfeiture unless specific conditions are met). The Board of Directors or its committee shall determine the terms of each restricted stock award, including the number of shares of common stock that the holder is granted or permitted to purchase thereunder and the restriction on transferability of such shares. Shares of restricted stock granted or sold pursuant to a restricted stock award may not be sold, transferred or otherwise alienated or hypothecated until the restrictions on transferability are removed or expire. Conditions to removal or expiration of the restrictions may include, but are not required to be limited to, continuing employment or service as a director, officer, or key employee or achievement of performance objectives described in the restricted stock award agreement.

Change of Control. In the event of a Change in Control (as defined in the Plan), all outstanding SARs and options shall immediately become fully vested and exercisable in full and the restriction period of any restricted stock award shall immediately be accelerated and the restrictions expire. The Board of Directors or its committee may, in its discretion, provide in individual option agreements that the holder of such option shall immediately be granted corresponding SARs upon the occurrence of a Change in Control. In the event of a Change in Control involving a proposed sale of all or substantially all assets, or the merger of the Company with or into another corporation, the holder of an award granted under the Plan shall be entitled to receive in lieu of the shares of common stock that such holder would otherwise be entitled to purchase or receive, as appropriate for the form of award, the number of shares of common stock, other securities, cash or property to which the number of shares underlying the award would have been entitled in connection with such restructuring (and, for options, at an aggregate exercise price equal to the exercise price that would have been payable if the number of shares subject to such option had been purchased on the exercise of the options immediately before the consummation of the restructuring).

Limited Transferability of awards. Awards granted under the Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Amendment and Termination of the Plan. The Board of Directors may amend the Plan at any time or from time to time or may terminate it without the approval of the stockholders; provided, however, that stockholder approval is required for any amendment which increases the number of shares which may be issued under the plan, materially changes the standards of eligibility or materially increases the benefits which may accrue to participants under the Plan. However, no action by the Board of Directors or stockholders may alter or impair any award previously granted under the Plan without the consent of the affected holder of the award. Currently, the Plan is set to terminate on May 4, 2004; if the proposed amendment is approved by the stockholders at the 2004 Annual Meeting, the Plan will terminate on the date of the Company’s annual meeting of stockholders be held in 2005, but no later than December 31, 2005.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock. A participant will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our four most highly compensated executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of awards that any individual may receive and for awards other than stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Plan has been designed to permit the Board of Directors or its committee to grant options that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such options.

Plan Benefits

The Company is unable to predict the amount of benefits that will be received by or allocated to any particular participant under the Plan. The following table sets forth the aggregate number of shares subject to options granted under the Plan during the last fiscal year and the average exercise price of such options to (i) each of the Company’s Named Executive Officers, (ii) all executive officers as a group, (iii) all non-employee directors as a group and (iv) all employees other than executive officer as a group.

PLAN BENEFITS TABLE

Name and Position	Number of Options Granted (1)	Average Per Share Exercise Price
James J. Truchard	—	—
Alexander M. Davern	12,000	$20.12
Timothy R. Dehne	12,000	$20.12
Peter Zogas, Jr.	12,000	$20.12
Mihir Ravel	4,500	$20.12
All executive officers as a group (9 persons)	70,500	$20.12
All non-employee directors as a group (5 persons)	37,500	$24.17
All employees other than executive officers as a group	567,949	$22.28

NATIONAL INSTRUMENTS CORPORATION 11500 N. MOPAC EXPRESSWAY BUILDING B AUSTIN, TEXAS 78759 ATTN: LEGAL DEPT.

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717 [GRAPHIC]	22 17

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to NATIONAL INSTRUMENTS CORPORATION, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012.00000
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A/C	1234567890123456789

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	NATCRP	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL INSTRUMENTS CORPORATION
03 0000000000 218104041254
Vote On Directors

1. Election of Directors. Nominees: 01) James J. Truchard 02) Charles J. Roesslein	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
	☐	☐	☐

Vote On Proposal			For	Against	Abstain

2.     Proposal to amend and restate the Company’s 1994 Incentive Plan to increase the number of shares reserved for issuance thereunder 750,000 shares to an aggregate of 16,950,000 shares and to extend the termination date of the plan by one year to 2005.

			☐	☐	☐

And to transact such other business, in their discretion, as may properly come before the meeting or any adjournment thereof.

For address changes, please check this box and write the changes on the back where indicated	☐

Please sign exactly as name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

		Please indicate if you plan to attend this meeting	Yes ☐	No ☐

123,456,789,012
636518102

Signature [PLEASE SIGN WITHIN BOX]	Date	P91579	Signature (Joint Owners)	Date	22

PROXY

NATIONAL INSTRUMENTS CORPORATION

2004 ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2004

This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2004, and the 2003 Annual Report to Shareholders and hereby appoints Dr. James J. Truchard and Jeffrey L. Kodosky, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of NATIONAL INSTRUMENTS CORPORATION to be held on May 11, 2004 at 9:00 a.m. local time, at the Company’s headquarters at 11500 North Mopac Expressway, Building C, Austin, Texas 78759, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE